Consent of Independent Registered Public Accounting Firm

Bluerock High Income Institutional Credit Fund

1345 Avenue of the Americas

New York, NY

We hereby consent to the use in this Registration Statement on Form N-2 (Pre-Effective Amendment No. 1) of our report dated May 27, 2022, relating to the financial statements of Bluerock High Income Institutional Credit Fund, which is contained in the Statement of Additional Information of that Registration Statement.

We also consent to the reference to us under the captions “Independent Registered Public Accounting Firm” and “Financial Statements” in the Prospectus and in the Statement of Additional Information of that Registration Statement.

/s/ BDO USA, LLP

New York, New York

May 27, 2022